Exhibit 21.1

Subsidiaries

L Q Corporation, a Delaware Corporation

Sielox, LLC, a Delaware limited liability company and a wholly-owned subsidiary of L Q Corporation

Costar Video Systems, LLC, a Delaware limited liability company

Video Solutions Technology Center, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Costar Video Systems, LLC